Exhibit 10.1

SUBCONTRACTOR AGREEMENT

THE PARTIES TO THIS AGREEMENT ARE:

“SUPER LIMOUSINES”

2468 SW 18 St, Miami, FL 33145

Tel 7867091057

The SUBCONTRACTOR:   Global Lines Inc.

                                              16400 Collins Avenue unit 2142
                                             Sunny Isles Beach FL 33160
                                              Tel 954-889-7573

“Super limousines” agrees to provide work to SUBCONTRACTOR, collect payment from customer and provide payment to the SUBCONTRACTOR for performed services with retaining subcontractor fee.

The Parties agree to the following:

The subcontractor fee shall be calculated as ten per cent (10%) of the net value of transportation services sold by the “Super limousines” to customer and performed by Global Lines Inc. (subcontractor). Net value shall exclude value added tax.

1. “Super limousines” agrees to provide trip information to the SUBCONTRACTOR in legible format by the means of email.

2. “Super limousines” agrees to provide payment to the SUBCONTRACTOR for performed services by means of wire transfer to SUBCONTRACTOR Bank Account. Upon reconciliation of subcontractor fees due, the Subcontractor shall issue an invoice to the “Super limousines” and payment shall be paid within thirty (30) days of submission of said invoice.

3. “Super limousines” agrees to inform SUBCONTRACTOR of any changes to the service or requests made by the customer in a timely manner.

4. “Super limousines” agrees to provide any documentation requested by the SUBCONTRACTOR in a timely manner.

5. SUBCONTRACTOR agrees to not collect any payments from the customer and not to talk to the customer about rates or charges. In case of billing questions SUBCONTRACTOR should refer passenger to “Super limousines” billing department. In case tips are given driver should let the customer now that tips are already included in the total bill, and accept tips only if customer repeatedly offers tips.

5. The relationship between the parties shall at all times be that of independent contractors. No employment, partnership or joint venture relationship is formed by this Subcontractor agreement.

6. Either party may terminate this agreement at any time by giving the other party ten (10) days prior written notice. Upon termination by either party all outstanding subcontractor fees due to the Subcontractor at that time shall be settled in full within thirty (30) days.

7.    Each party shall indemnify, defend and hold the other party (and any other relation to the other party) harmless against any and all claims of whatsoever nature arising from misrepresentation, default, misconduct, failure to perform or any other act related to this agreement.

8.    This agreement constitutes the whole agreement between the parties and any alteration must be in writing and signed by both parties.

Signed on this 28th day of June 2011.

_/s/__ Tracey Hayden
“Super limousines” / Tracey Hayden

_/s/_ Sergejs Belkovs
Global Lines Inc. (Subcontractor)/Sergejs Belkovs